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                                                               Exhibit 23



               Consent of Independent Certified Public Accountants

The Board of Directors
Progressive Bank, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-10235, 33-64888 and 333-25931) of Progressive Bank, Inc. Of our
report dated February 2, 1998, relating to the consolidated balance sheets of Progressive Bank, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Progressive Bank, Inc.

                                                 /s/ KPMG Peat Marwick LLP


Stamford, Connecticut
March 30, 1998